                                   FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       ----------------------------------


                        MARCH 21, 2000 (JANUARY 6, 2000)
                Date of Report (Date of earliest event reported)

                         Commission File Number 1-13179


                              FLOWSERVE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)

                                   31-0267900
                     (I.R.S. Employer Identification Number)

222 W. LAS COLINAS BLVD., SUITE 1500, IRVING, TEXAS               75039
      (Address of principal executive offices)                  (Zip Code)

      (Registrant's telephone number, including area code)  (972) 443-6500

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         YES  X               NO
                            -----                -----

                              FLOWSERVE CORPORATION
                                      INDEX

                                                                                  Page
                                                                                   No.
                                                                                  ----
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        The Company hereby amends the following financial statements and pro forma financial information of its Current Report on Form 8-K filed
        January 6, 2000, as set forth below and in the following pages.

        (a)     FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

        Amended to include audited financial statements of Innovative Valve
        Technologies, Inc., (Invatec).

        Report of Independent Public Accountants                                     3
        Consolidated Balance Sheets-
          December 31, 1998 and December 31, 1999                                    4
        Consolidated Statements of Operations -
          For The Years Ended December 31, 1997, December 31, 1998 and
          December 31, 1999                                                          5
        Consolidated Statements of Shareholders' Equity (Deficit) -
          For The Years Ended December 31, 1997, December 31, 1998 and
          December 31, 1999                                                          6
        Consolidated Statements of Cash Flows -
          For The Years Ended December 31, 1997, December 31, 1998 and
          December 31, 1999                                                          7
        Notes to Consolidated Financial Statements                                   8

        (b)     PRO FORMA FINANCIAL INFORMATION

        Amended to include unaudited Pro Forma Condensed Combined Financial
        Statements

        Introduction                                                                25
        Pro Forma Condensed Combined Statement of Operations -
          For the Year Ended December 31, 1999                                      26
        Pro Forma Condensed Combined Balance Sheet
          As of December 31, 1999                                                   27
        Notes to Pro Forma Condensed Combined Financial Statements                  28

SIGNATURE                                                                           30

INDEX TO EXHIBITS                                                                   31

ITEM 7(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Innovative Valve Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Innovative Valve Technologies, Inc. and Subsidiaries, (a Delaware corporation), as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innovative Valve Technologies, Inc. and Subsidiaries, as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
March 3, 2000

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                         DECEMBER 31
                                                                                             ------------------------------------
                                                                                                  1998                1999
                                                                                             ---------------    -----------------
                                          ASSETS

CURRENT ASSETS:
     Cash.............................................................................       $      --          $       951,060
     Accounts receivable, net of allowance of $1,562,104 and $2,178,511...............          29,524,687           28,921,174
     Inventories, net.................................................................          26,007,804           26,091,730
     Prepaid expenses and other current assets........................................           2,476,351            3,229,498
     Deferred tax asset...............................................................           4,481,256            1,473,849
                                                                                             -------------      ---------------
                  Total current assets................................................          62,490,098           60,667,311
PROPERTY AND EQUIPMENT, net...........................................................          19,469,804           18,212,576
GOODWILL, net     ....................................................................          96,175,294           52,497,739
PATENT COSTS, net                                                                                  490,552              426,160
OTHER NONCURRENT ASSETS, net..........................................................           5,074,090              454,640
                                                                                             -------------      ---------------
                                                                                             $ 183,699,838      $   132,258,426
                                                                                             =============      ===============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt.............................................       $     580,140      $       633,754
     Credit facility..................................................................               --              76,304,741
     Convertible subordinated debt....................................................               --              11,668,875
     Accounts payable and accrued expenses............................................          19,364,587           21,037,808
     Makeup amount obligation.........................................................               --               5,616,105
                                                                                             -------------      ---------------
                  Total current liabilities...........................................          19,944,727          115,261,283
CREDIT FACILITY.......................................................................          70,570,584              --
LONG-TERM DEBT, net of current maturities.............................................             400,834              --
CONVERTIBLE SUBORDINATED DEBT.........................................................          11,668,875              --
OTHER LONG-TERM LIABILITIES...........................................................           1,909,774              440,554
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $0.001 par value, 30,000,000 shares authorized, 9,664,562 and
     10,220,117 issued and outstanding................................................               9,665               10,220
     Additional paid-in capital.......................................................          90,960,972           85,450,413
     Retained deficit.................................................................         (11,765,593)         (68,904,044)
                                                                                             -------------      ---------------
                  Total stockholders' equity .........................................          79,205,044           16,556,589
                                                                                             -------------      ---------------
                                                                                             $ 183,699,838      $   132,258,426
                                                                                             =============      ===============

The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED DECEMBER 31
                                                           --------------------------------------------------
                                                                1997              1998              1999
                                                           --------------    --------------    --------------
REVENUES ...............................................   $   58,620,946    $  154,616,945    $  160,991,139
COST OF OPERATIONS .....................................       40,987,435       107,568,111       115,956,154
                                                           --------------    --------------    --------------
         Gross profit ..................................       17,633,511        47,048,834        45,034,985
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...........       15,638,815        40,479,744        40,367,906
SPECIAL COMPENSATION EXPENSE ...........................        7,613,386                --                --
NONRECURRING COSTS .....................................               --         2,189,599                --
                                                           --------------    --------------    --------------
Income (loss) from operations ..........................       (5,618,690)        4,379,491         4,667,079
OTHER INCOME (EXPENSE):
         Interest income (expense), net ................       (2,901,039)       (5,621,182)      (12,724,071)
         Loss on assets held for sale ..................               --                --        (3,809,712)
         Impairment of goodwill ........................               --                --       (39,073,380)
         Other .........................................           (2,957)          246,654           174,003
                                                           --------------    --------------    --------------
                                                               (2,903,996)       (5,374,528)      (55,433,160)
                                                           --------------    --------------    --------------
LOSS BEFORE INCOME TAX .................................       (8,522,686)         (995,037)      (50,766,081)
PROVISION (BENEFIT) FOR INCOME TAX .....................       (1,022,722)          419,936         6,372,370
                                                           --------------    --------------    --------------
NET LOSS ...............................................   $   (7,499,964)   $   (1,414,973)   $  (57,138,451)
                                                           ==============    ==============    ==============

NET LOSS BEFORE DIVIDENDS APPLICABLE TO
     PREFERRED STOCK ...................................   $   (7,499,964)   $   (1,414,973)   $  (57,138,451)
PREFERRED STOCK DIVIDENDS ..............................         (156,957)               --                --
                                                           --------------    --------------    --------------
NET LOSS APPLICABLE TO COMMON SHARES ...................   $   (7,656,921)   $   (1,414,973)   $  (57,138,451)
                                                           ==============    ==============    ==============

         Loss per share:
               Basic and Diluted .......................   $        (2.25)   $        (0.16)   $        (5.90)
                                                           ==============    ==============    ==============
         Weighted average common shares outstanding:
               Basic and Diluted .......................        3,397,980         9,024,915         9,691,959
                                                           ==============    ==============    ==============


The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                  COMMON STOCK            ADDITIONAL
                                           ---------------------------      PAID-IN       RETAINED
                                              SHARES         AMOUNT         CAPITAL        DEFICIT           TOTAL
                                           ------------   ------------   ------------    ------------    ------------
BALANCE, December 31, 1996 .............      1,481,919          1,482      1,298,471      (2,693,699)     (1,393,746)
     SSI preferred stock dividends .....             --             --             --        (156,957)       (156,957)
     Issuance of SSI common
        stock ..........................        222,650            223      2,604,782              --       2,605,005
     Exercise of SSI common
        stock warrant and options ......        714,769            715      4,554,141              --       4,554,856
     Issuance of common stock to
        certain executives .............        242,839            243      5,008,675              --       5,008,918
     Public offering, net of offering
        costs ..........................      3,852,500          3,853     44,018,053              --      44,021,906
     Issuances of common stock in
        acquisitions ...................        185,661            185      2,129,794              --       2,129,979
     Redemption of SSI redeemable
        preferred stock and payment
        of indebtedness to Philip ......      1,189,860          1,189     10,598,119              --      10,599,308
     Net loss ..........................             --             --             --      (7,499,964)     (7,499,964)
                                           ------------   ------------   ------------    ------------    ------------
BALANCE, December 31, 1997 .............      7,890,198          7,890     70,212,035     (10,350,620)     59,869,305
     Issuances of common stock in
        acquisitions ...................      1,749,052          1,749     20,483,297              --      20,485,046
     Exercise of stock options .........         25,312             26        265,640              --         265,666
     Net loss ..........................             --             --             --      (1,414,973)     (1,414,973)
                                           ------------   ------------   ------------    ------------    ------------
BALANCE, December 31, 1998 .............      9,664,562          9,665     90,960,972     (11,765,593)     79,205,044
     Makeup amount obligation ..........             --             --     (6,516,104)             --      (6,516,104)
     Warrants issued to the syndicate
        of lenders .....................             --             --        106,101              --         106,101
     Issuances of stock in partial
        payment of makeup
        obligation .....................        555,555            555        899,444              --         899,999
     Net loss ..........................             --             --             --     (57,138,451)    (57,138,451)
                                           ------------   ------------   ------------    ------------    ------------
BALANCE, December 31, 1999 .............     10,220,117   $     10,220   $ 85,450,413    $(68,904,044)   $ 16,556,589
                                           ============   ============   ============    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         YEAR ENDED DECEMBER 31
                                                               --------------------------------------------
                                                                   1997            1998            1999
                                                               ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss ..............................................   $ (7,499,964)   $ (1,414,973)   $(57,138,451)
     Adjustments to reconcile net loss to net cash
       used in operating activities --
         Depreciation and amortization .....................      1,235,940       4,321,854       4,851,098
         Deferred taxes ....................................      4,982,917      (1,690,870)      6,019,892
         Special compensation expense ......................      7,613,386              --              --
         Nonrecurring costs ................................             --       1,989,599              --
         Loss on assets held for sale ......................             --              --       3,809,712
         Impairment of goodwill ............................             --              --      39,073,380
         Gain on sale of property and equipment ............             --         (18,345)        (18,233)
         (Increase) decrease in --
             Accounts receivable, net ......................     (1,219,537)     (3,600,442)        712,993
             Inventories, net ..............................     (4,187,410)     (4,485,014)     (2,299,053)
             Prepaid expenses and other current assets .....        424,535        (755,654)     (1,386,958)
             Other noncurrent assets, net ..................      1,141,616      (1,208,550)        527,218
         Increase (decrease) --
             Accounts payable and accrued expenses .........     (2,806,726)     (5,518,177)      2,886,275
                                                               ------------    ------------    ------------
             Net cash used in operating activities .........       (315,243)    (12,380,572)     (2,962,127)
                                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and equipment ...................     (1,062,366)     (4,707,457)     (2,391,516)
     Proceeds from sale of property and equipment ..........         17,137         168,619         957,762
     Business acquisitions, net of cash acquired of
         $499,436, $818,416 and $ -- .......................    (51,555,833)    (39,438,029)             --
                                                               ------------    ------------    ------------
             Net cash used in investing activities .........    (52,601,062)    (43,976,867)     (1,433,754)
                                                               ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings of debt ....................................     29,348,272         209,425              --
     Repayments of debt ....................................    (27,981,507)     (5,209,853)       (366,316)
     Net borrowings under Credit Facility ..................     11,750,000      58,820,584       5,734,157
     Repayments of convertible subordinated debt ...........             --         (81,396)             --
     Payments on non-compete obligations ...................       (152,662)       (134,268)        (20,900)
     Repayment of debt of Philip ...........................     (2,981,789)             --              --
     Proceeds from sale/exercise of SSI common stock
      warrant ..............................................      1,216,855              --              --
     Proceeds from exercise of Invatec stock options .......             --         208,497
     Proceeds from sale of common stock, net of
     offering costs ........................................     44,021,906              --              --
     Preferred stock dividends .............................       (156,957)             --              --
                                                               ------------    ------------    ------------
             Net cash provided by financing activities .....     55,064,118      53,812,989       5,346,941
                                                               ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH ............................      2,147,813      (2,544,450)        951,060
CASH, beginning of period ..................................        396,637       2,544,450              --
                                                               ------------    ------------    ------------
CASH, end of period ........................................   $  2,544,450    $         --    $    951,060
                                                               ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

              INNOVATIVE VALVE TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Innovative Valve Technologies, Inc. ("Invatec" or the "Company") was incorporated in Delaware in March 1997 to create the leading single-source provider of comprehensive maintenance, repair, replacement and value-added distribution services for industrial valves and related process-system components throughout North America. Except for its purchase of Steam Supply & Rubber Co., Inc. and three related entities (collectively, "Steam Supply") in July 1997, Invatec conducted no operations of its own prior to the closing on October 28, 1997 of (i) its initial public offering (the "IPO") of its common stock, par value $.001 per share ("Common Stock"), (ii) its purchase of Industrial Controls & Equipment, Inc. and three related entities (collectively, "ICE/VARCO") and Southern Valve Services, Inc. and a related entity (collectively, "SVS") and (iii) a merger (the "SSI Merger") in which The Safe Seal Company, Inc. ("SSI") became its subsidiary. Earlier in 1997, SSI had purchased Harley Industries, Inc. ("Harley"), GSV, Inc. ("GSV") and Plant Specialities, Inc. ("PSI"). SSI and its subsidiaries were affiliates of Invatec prior to the SSI Merger. Subsequent to the IPO, Invatec has acquired thirteen business.

   Recent Developments

The Company's customers consist primarily of petroleum refining, chemical, petrochemical, power and pulp and paper plants, the businesses of which tend to be cyclical. Margins in those industries are highly sensitive to demand cycles and the Company's customers in those industries have historically tended to delay capital projects, expensive turnarounds and other maintenance projects during slow periods. Commencing with the second quarter of 1998 and continuing through 1999, the Company's business was negatively impacted by significant slowdowns experienced by its customers in the petroleum refining, petrochemical, chemical, and pulp and paper industries.

As a result of the above-described downturns affecting the Company's customers, the Company's level of business declined during 1998 and 1999 and the Company's earnings for the last three quarters of 1998 fell significantly short of expectations. Consequently, this decline in earnings resulted in a severe reduction in the market price of the Company's Common Stock. Declining earnings also ultimately resulted in the Company defaulting on its credit facility (the "Old Credit Facility") as a result of failing to meet certain financial covenants which required specific levels of earnings in relation to debt. This default left the Company unable to borrow funds for acquisitions. The Company remained in default under the Old Credit Facility from July 20, 1998 through March 25, 1999. The Company's acquisition program has been effectively suspended since July 1998 as a result of the low price of the Company's common stock and its inability to borrow funds under the Old Credit Facility. See further discussion of the Company's Credit Facility at Footnote 6.

The Company amended its Old Credit Facility on March 26, 1999 to provide for a new credit facility (the "New Credit Facility") expiring on April 20, 2000 and consisting of a $35 million stationary term component and up to a $45 million revolving line of credit from its existing bank group. The New Credit Facility prohibited the Company from making acquisitions and provided for increasingly high overall borrowing costs. As a result, the Company began working with an investment banking firm in April 1999 to develop a financial restructuring plan for the Company and otherwise explore strategic alternatives. After numerous discussions with private investors regarding an infusion of equity capital and with potential acquirors of the Company regarding a sale of stock or assets of the Company or certain of its subsidiaries, on November 18, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Flowserve Corporation ("Flowserve") and a wholly-owned subsidiary of Flowserve. Flowserve is a publicly-traded U.S. corporation. The Merger Agreement provided for the acquisition of Invatec for a price of $1.62 per share in cash pursuant to a tender offer (the "Tender Offer") made by the Flowserve subsidiary for all outstanding shares of Invatec Common Stock, par value $.001 per share, (the "Flowserve Transaction"). The Tender Offer commenced on November 22, 1999, and closed on January 6, 2000. See further discussion of the Merger at Footnote 18.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Basis of Presentation

For financial reporting purposes, SSI is presented as the "accounting acquiror" of Steam Supply, ICE/VARCO, SVS, Harley, GSV and PSI (collectively, the "Initial Acquired Businesses"), and, as used herein, the term "Company" means (i) SSI and its consolidated subsidiaries prior to October 31, 1997 and (ii) Invatec and its consolidated subsidiaries (including SSI) on that date and thereafter.

For accounting purposes, the effective dates of the acquisitions of the Initial Acquired Businesses in 1997 are as follows: (i) Harley -- January 31; (ii) GSV -- February 28; (iii) PSI -- May 31; (iv) Steam Supply -- July 31, and (v) ICE/VARCO and SVS -- October 31. Following the IPO, the Company acquired thirteen businesses (together with the Initial Acquired Businesses, the "Acquired Businesses") in 1997 and 1998. The Company accounted for the Acquired Businesses in accordance with the purchase method of accounting.

The financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Reclassification

Certain prior year balances have been reclassified to conform with the current year presentation.

   Inventory

Inventories are valued at the lower of cost or market utilizing the first-in, first-out method.

   Property and Equipment

Property and equipment are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of major improvements are capitalized. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. When property and equipment are sold or retired, the cost and related accumulated depreciation are removed and the resulting gain or loss is included in results of operations.

   Goodwill

Goodwill represents the excess of the aggregate purchase price paid by the Company in the acquisition of businesses accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. Goodwill amortization expense was approximately $467,000, $2,163,000, and $2,466,000 for the years ended December 31, 1997, 1998, and 1999 respectively.

The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions and assuming the acquired business continues to be owned.

During 1998, Company management designed and implemented a restructuring plan to improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. As part of this initiative, management decided to divest a portion of one of its Acquired Businesses that was incurring significant operating losses. This subsidiary was engaged primarily in the distribution of commodity valve products and related process system components. Management determined that the products distributed by the subsidiary did not fit into its long-term vision of providing high quality repair services and value-added distribution of engineered products. Accordingly, certain assets of this subsidiary were sold effective July 31, 1999. The carrying value of these assets held for sale was reduced to fair value based upon the final negotiated sales price with the buyer, less costs to sell. The resulting adjustment of approximately $3.8 million to reduce assets held for sale to fair value and goodwill related to the assets held for sale was recorded in the June 30, 1999 consolidated statements of operations. The Company applied the proceeds from the sale of the assets to reduce its outstanding balance under the Credit Facility. Pro forma net sales for the operations associated with the impaired assets were approximately $11.3 million, $7.8 million, and $3.1 million in 1997, 1998, and the six month period ended June 30, 1999, respectively. The pro forma operating losses of such operations for the applicable periods were approximately ($0.1) million, ($0.3) million, and ($0.4) million, respectively.

An analysis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was performed by comparing the Company's net book value to the price offered in the Tender Offer previously described in Footnote 1. The Tender Offer for all of the outstanding Invatec shares totaled approximately $16.6 million, which is approximately $39.0 million below the Company's historical cost basis in its net assets (total stockholders' equity of $55.6 million as of December 31, 1999 prior to recording the following impact of the goodwill impairment.) Since the Company's evaluation of other long-lived assets for impairment did not indicate that they were impaired, goodwill has been reduced by approximately $39.0 million. This provision is reflected in the December 31, 1999, consolidated statements of operations. The acquisition of Invatec by Flowserve subsequent to December 31, 1999 (see Footnote 18) was accounted for by Flowserve using the purchase method of accounting, which requires an allocation of the purchase price to the assets acquired and liabilities assumed based on fair value as determined by Flowserve. The Company's consolidated financial statements have been prepared on the historical cost basis of accounting in accordance with generally accepted accounting principles which may be greater or less than the fair value of the assets and liabilities as determined by Flowserve. See Footnote 18 for a description of certain terms, conditions and termination events relating to the Merger.

   Debt Issue Costs

Debt issue costs related to the Company's Credit Facility (see Note 6) are included in other noncurrent assets at December 31, 1998, and in prepaid expenses and other current assets at December 31, 1999, and are amortized to interest expense over the scheduled maturity of the debt. Debt issue costs, net of accumulated amortization were approximately $412,000 and $65,000 at December 31, 1998 and 1999, respectively.

   Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and common equivalent shares outstanding.

   Stock-Based Compensation

In accordance with SFAS No. 123, the Company has elected to use the method APB Opinion No. 25 prescribes to measure its compensation costs attributable to stock-based compensation and to include in Footnote 10 of these consolidated financial statements the pro forma effect on those costs using the fair value approach that SFAS No. 123 otherwise requires.

   Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

Prior to the Acquisitions, certain Acquired Businesses' stockholders were taxed under the provisions of subchapter S of the Internal Revenue Code. Under these provisions, the stockholders paid income taxes on their proportionate share of their companies' earnings. Because the stockholders were taxed directly, their businesses paid no federal income tax and only certain state income taxes. The Company filed consolidated federal income tax returns that include the operations of the Acquired Businesses for periods subsequent to their respective acquisitions dates.

   Revenue Recognition

Revenue is recognized as products are sold and as services are performed.

   Cash Flow Related Items

Cash payments for interest during 1997, 1998 and 1999 were approximately $1,954,000, $4,628,000 and $8,158,000, respectively. Cash payments for taxes during 1997, 1998 and 1999 were $306,000, $1,695,000, and $879,000, respectively. Noncash activities for the year ended December 31, 1997 consisted of approximately $10.6 million of obligations and preferred stock owned by a related party which were converted into Common Stock. Noncash activities for the year ended December 31, 1998 consisted of approximately $1.2 million reduction of convertible subordinated debt in connection with finalization of the purchase consideration of a 1997 acquisition and the issuance of warrants to the Company's syndicate of lenders. Noncash activities for the year ended December 31, 1999 consisted of the issuance of 555,555 shares of Common Stock to former owners of one of the Acquired Businesses as partial payment of a contractual obligation discussed in footnote 3.

   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Special Compensation Expense

In 1997, SSI recorded a special non-cash compensation expense of approximately $2.6 million related to the issuance of 221,595 shares of Common Stock to three members of executive management and to Computerized Accounting & Tax Services, Inc. ("CATS"), a related party, to attract such individuals and CATS to effect the IPO. For financial statement presentation purposes, these shares were valued at approximately $11.70 per share, which was the fair market value of the shares at the time of issuance.

During 1997, Invatec recorded a special non-cash compensation expense of approximately $5.0 million related to (i) its issuance of 242,839 shares of Common Stock to six members of executive management and CATS to attract them to effect the IPO and (ii) its grant to certain of its officers of options to purchase 202,589 shares of Common Stock at an exercise price of $1.00 per share. For financial statement presentation purposes, the shares were valued at approximately $11.70 per share and the options were valued at approximately $10.70 per option share.

   Nonrecurring Costs

During 1998, the Company recorded nonrecurring costs of approximately $1.4 million in write-offs of capitalized costs of abandoned projects, including a friction welding system, and $0.8 million of accrued severance costs.

3. ACQUISITIONS:

   1997

The aggregate consideration paid by the Company to purchase Acquired Businesses in 1997 (as described in Footnote 1) was $52.2 million in cash and assumed debt, $17.2 million in the form of short-term notes and subordinated notes convertible into common shares and 185,661 shares of Common Stock.

Of the total purchase price paid for the Acquisitions, $23.2 million was allocated to net assets acquired, and the remaining $48.9 million was recorded as goodwill.

   1998

The aggregate consideration paid by the Company to purchase Acquired Businesses in 1998 (as described in Footnote 1) was $38.2 million in cash and assumed debt, $0.4 million in the form of subordinated notes convertible into common shares and 1,749,052 shares of Common Stock.

Of the total purchase price paid for the Acquisitions, $13.4 million was allocated to net assets acquired, and the remaining $44.9 million was recorded as goodwill. Purchase accounting for these acquisitions has been finalized.

Three of the acquisition agreements for the Additional Acquired Businesses contain provisions requiring the Company to pay additional amounts (the "Makeup Amount") to the former shareholders of each acquired business on the first anniversary of that acquisition if the price of Invatec Common Stock on that anniversary date is below a certain level. Two of those acquisition agreements were entered into on July 9, 1998, and give Invatec the option of paying up to one-half of the Makeup Amount in cash, with the remainder paid in Common Stock valued at the market price on the anniversary date. The third agreement was entered into on June 29, 1998 and gives Invatec the option of paying the entire Makeup Amount in cash or Common Stock valued at the market price on the anniversary date.

The Makeup Amount is approximately $6.5 million and was recorded as a liability with a corresponding offset to additional paid in capital. Effective December 13, 1999, 555,555 shares were issued to the former shareholders of one of the Acquired Businesses in partial payment of the Makeup Amount, thereby reducing the Makeup Amount to approximately $5.6 million. As of December 31, 1999, no additional shares of Invatec Common Stock had been issued to the former shareholders of the other two Acquired Businesses, and the Company's management negotiated a discount in the payment of the Makeup Amount with the former shareholders contingent upon such payment being made to the shareholders in cash by January 31, 2000. The discounted amount was paid to the former shareholders on January 6, 2000.

4. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                                                                        DECEMBER 31
                                                                             ESTIMATED        ------------------------------
                                                                           USEFUL LIVES           1998               1999
                                                                         -----------------    ------------      ------------
Land............................................................                   --         $  1,716,839      $  1,390,898
Buildings.......................................................             30 years            6,635,878         6,254,880
Leasehold improvements..........................................             30 years            2,910,874         3,127,346
Furniture and fixtures..........................................            3-5 years            4,884,500         4,818,073
Machinery and equipment.........................................              5 years           23,249,259        24,488,437
                                                                                              ------------      ------------
                                                                                                39,397,350        40,079,634
         Less - Accumulated depreciation........................                               (19,927,546)      (21,867,058)
                                                                                              ------------      -------------
         Property and equipment, net............................                              $ 19,469,804      $ 18,212,576
                                                                                              ============      ============


5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Activity in the Company's allowance for doubtful accounts consists of the following:

                                                                                             DECEMBER 31
                                                                         ---------------------------------------------------
                                                                             1997                 1998              1999
                                                                         -----------          ------------      ------------
Balance, at beginning of year...................................         $    25,000          $  1,079,857      $  1,562,104
Additions.......................................................             102,243               107,787         1,012,572
Deductions......................................................             (80,810)             (413,151)         (396,165)
Allowance for doubtful accounts at acquisition dates............           1,033,424               787,611                --
                                                                         -----------          ------------      ------------
Balance, at end of year.........................................         $ 1,079,857          $  1,562,104      $  2,178,511
                                                                         ===========          ============      ============


Inventory consists of the following:

                                                                                                   DECEMBER 31
                                                                                       -----------------------------------
                                                                                            1998                 1999
                                                                                       -------------         -------------
Finished goods..................................................................       $  21,785,485         $  22,271,942
Work in process.................................................................           4,222,319             3,819,788
                                                                                       -------------         -------------
                                                                                       $  26,007,804         $  26,091,730
                                                                                       =============         =============

Accounts payable and accrued expenses consist of the following:


                                                                                                    DECEMBER 31
                                                                                       -------------------------------------
                                                                                             1998                  1999
                                                                                       ---------------       ---------------
Accounts payable, trade......................................................          $     8,086,157       $     9,603,813
Accrued compensation and benefits............................................                1,357,717             2,417,973
Accrued insurance............................................................                1,733,133               652,365
Interest and fees payable....................................................                1,067,020             5,161,722
Other accrued expenses.......................................................                7,120,560             3,201,935
                                                                                       ---------------       ---------------
                                                                                       $    19,364,587       $    21,037,808
                                                                                       ===============       ===============


6. CREDIT FACILITY:

The Company's Old Credit Facility was a $90 million three-year revolving credit facility the Company used for acquisitions and general corporate purposes. Declining earnings during 1998 ultimately resulted in the Company defaulting in July 1998 on its Old Credit Facility as a result of failing to meet certain financial covenants requiring specific levels of earnings in relation to debt. This default left the Company unable to borrow funds for acquisitions. The Company remained in default under the loan agreement from July 20, 1998 through March 25, 1999. The Company's acquisition program has been effectively suspended since July 1998 as a result of the low price of the Company's Common Stock and its inability to borrow funds.

In March 1999, the Company and its existing syndicate of lenders agreed to amend the Company's credit facility to put into place the New Credit Facility. The Company's credit facility was reduced from $90 million to $80 million and restructured to be comprised of a stationary term component of $35 million and a revolving credit facility of up to $45 million up to a maximum loan amount of $76.5 million, the proceeds of which may be used only for general corporate and working capital purposes. The Company's domestic subsidiaries have guaranteed the repayment of all amounts due under the facility, and repayment is secured by pledges of the capital stock, and all or substantially all of the assets, of those subsidiaries. The New Credit Facility prohibits acquisitions and the payment of cash dividends, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with certain financial covenants. These financial covenants include provisions for maintenance of certain levels of earnings before interest, taxes, depreciation, amortization, certain levels of cash flows as defined by the New Credit Facility and other items specified in the loan agreement. The amount of availability under the New Credit Facility is now governed by a borrowing base which consists primarily of the accounts receivable and inventory of the Company and its subsidiaries, although the amount available under the revolving portion of the credit facility will decrease over time and upon the occurrence of certain specified events, such as a sale of assets outside the ordinary course of business. In addition, the Company and the subsidiaries are now required to (i) meet substantially more stringent reporting covenants, (ii) submit to collateral audits and (iii) deposit all revenues and receipts into lockbox accounts. Interest accrues at the prime rate as in effect from time to time, plus 2%, payable monthly. On October 22, 1999, and in contemplation of the Company's entering into the Merger Agreement, the syndicate of lenders entered into the Third Amendment to Loan Agreement (the "Third Amendment") with the Company, waiving certain defaults and suspending the breach of certain other covenants constituting an event of default until January 31, 2000. The Third Amendment also reduced the maximum aggregate loan amount under the Credit Facility to $76.0 million and revised the maturity date to January 31, 2000. However, at December 31, 1999, the Company exceeded the limit by approximately $0.3 million. In addition, fees accrue each quarter at the rate of 1.5% of the unpaid principal balance under the New Credit Facility. These fees of approximately $4.3 million are accrued at December 31, 1999, but, as provided in the Third Amendment, the fees will be waived if the Company repays all obligations under the Credit Facility by January 31, 2000. The entire Credit Facility was repaid on January 6, 2000, and the contingent fees were waived.

In connection with the New Credit Facility, the syndicate of lenders were issued warrants to purchase up to 482,262 shares of the common stock of the Company, exercisable at $0.73 per share (10% below the market price of such common stock as of March 25, 1999), and granted certain registration rights with respect to the shares issuable upon exercise of the warrants. The warrants do not have an expiration date. The estimated fair value of the warrants at the date issued was $0.21 per share using a BlackScholes option pricing model. The fair value of the warrants was recorded as deferred loan costs and is being amortized over the term of the Credit Facility. Under the Third Amendment, if the Company repays all obligations under the Credit Facility by January 31, 2000, the syndicate of lenders has agreed to return these warrants to the Company for cancellation. The entire Credit Facility was repaid on January 6, 2000, and the warrants were returned to the Company.

At December 31, 1999 the Company's outstanding borrowings under the Credit Facility were $76.3 million, bearing interest at 10.50%.

7. LONG-TERM DEBT:


Long-term debt consists of the following:

                                                                                                    DECEMBER 31,
                                                                                            ---------------------------
                                                                                               1998             1999
                                                                                            ----------       ----------
Notes payable to former stockholders of Spin Safe, with annual installments of
   $100,000 beginning January 15, 1998, non-interest bearing, due January 15,
   2001, unsecured. .................................................................       $  280,906       $  200,000
Installment notes payable; interest ranging from 5.09% to 10%, payable in
   monthly installments through 2006; secured by certain assets......................          700,068          433,754
                                                                                            ----------       ----------
                                                                                               980,974          633,754
Less: current maturities.............................................................          580,140          633,754
                                                                                            ----------       ----------
                                                                                            $  400,834       $       --
                                                                                            ==========       ==========


Notes payable outstanding at December 31, 1999, were subsequently paid in January 2000 (see Footnote 18). Therefore, the notes payable are classified as current liabilities in the accompanying December 31, 1999 consolidated balance sheet.

8. CONVERTIBLE SUBORDINATED DEBT:

At December 31, 1999, outstanding convertible subordinated debt consisted of approximately $5.1 million aggregate principal amount of 5.0% notes due in 2002, $1.6 million aggregate principal amount of 5.5% notes due in 2004, $4.6 million aggregate principal amount of 5.5% notes due in 2002 and $0.4 million aggregate principal amount of 5.0% notes due 2003. These notes are convertible into shares of Common Stock at initial conversion prices ranging from $16.90 to $22.20 per share at the option of the holder in whole at any time. In connection with the proposed Merger, the Company's management negotiated a discount in the payment of the convertible subordinated notes with the holders of the notes if such payment was made by January 31, 2000. The discounted payments were made to the holders on January 6, 2000, therefore, the convertible subordinated debt is classified as current liabilities in the accompanying December 31, 1999 consolidated balance sheet.

9. INCOME TAXES:


The provision (benefit) for income taxes consisted of:

                                                           YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                    1997            1998            1999
                                                ------------    ------------    ------------
Current:
     U.S. Federal ...........................   $ (1,026,565)   $ (1,089,396)   $ (2,031,653)
     State ..................................        513,854         661,728         284,949
                                                ------------    ------------    ------------
     Total current benefit ..................       (512,711)       (427,668)     (1,746,704)
Deferred:
     U.S. Federal ...........................       (478,127)        711,237       7,794,214
     State ..................................        (31,884)        136,367         324,860
                                                ------------    ------------    ------------
     Total deferred provision (benefit) .....       (510,011)        847,604       8,119,074
                                                ------------    ------------    ------------
Total income tax provision (benefit) ........   $ (1,022,722)   $    419,936    $  6,372,370
                                                ============    ============    ============


Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows:

                                                           YEAR ENDED DECEMBER 31
                                                     ----------------------------------
                                                       1997         1998         1999
                                                     --------     --------     --------
Statutory federal income tax benefit .............        (34)%        (34)%        (34)%
Special compensation charge ......................         22%          --           --
Nondeductible goodwill ...........................          2%          43%          25%
Other nondeductible expenses .....................          3%          --           (5)%
State taxes, net of federal benefit of 34% .......          4%          33%           1%
Other ............................................          1%          (1)%          4%
Allowance for valuation of deferred tax assets ...        (10)%         --           21%
                                                     --------     --------     --------
Effective income tax rate ........................        (12)%         41%          12%
                                                     ========     ========     ========

Net deferred tax assets consist of the following:

                                                                              DECEMBER 31
                                                                      ----------------------------
                                                                          1998            1999
                                                                      ------------    ------------
Current deferred tax assets:
    Accrued liabilities and valuation allowances not currently
      deductible ..................................................   $  4,481,256    $  4,266,563
                                                                      ------------    ------------
                                                                         4,481,256       4,266,563
Noncurrent deferred tax assets:
    Net operating losses ..........................................      3,025,914       5,721,664
    Special  compensation charge ..................................        802,050         802,050
    Amortization of intangibles ...................................             --       1,272,787
    Other .........................................................             --              --
                                                                      ------------    ------------
                                                                         3,827,964       7,796,501
Valuation allowance ...............................................             --     (10,589,215)
                                                                      ------------    ------------
Total deferred tax assets .........................................   $  8,309,220    $  1,473,849
                                                                      ============    ============

Noncurrent deferred tax liabilities:
    Depreciation of property, plant and equipment .................       (700,812)       (246,482)
    Amortization of intangibles ...................................       (206,734)             --
                                                                      ------------    ------------
                                                                          (907,546)       (246,482)
                                                                      ------------    ------------
Net deferred tax assets ...........................................   $  7,401,674    $  1,227,367
                                                                      ============    ============

The Company records a valuation allowance for deferred tax assets when management believes it is more likely than not the asset will not be realized. Management has recorded a valuation allowance for this deferred tax asset as of December 31, 1999. The net operating loss carryforwards of approximately $15.4 million will only be realizable to the extent that the operating facilities generate income in the future.

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets and liabilities result principally from the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                           1997            1998           1999
                                                       ------------    ------------   ------------
Deferred tax provision (benefit) during the year
     Net operating loss ............................   $    644,022    $         --             --
     Special compensation charge ...................       (802,050)             --             --
     Depreciation ..................................        128,843         302,804     (1,079,422)
     Accrued expenses ..............................        366,400         544,800     (1,390,719)
     Valuation allowance ...........................       (847,226)             --     10,589,215
                                                       ------------    ------------   ------------
         Total .....................................   $   (510,011)   $    847,604   $  8,119,074
                                                       ============    ============   ============

Certain deferred tax assets and liabilities were recorded with respect to purchase accounting for the Acquired Business during the year ended December 31, 1998.

10. STOCKHOLDERS' EQUITY:

    Reverse Stock Split

Prior to the SSI Merger, SSI and Invatec each effected a 0.68-for-one reverse stock split of its outstanding common stock. The accompanying financial statements have been prepared as if these splits had been effected as of the beginning of the earliest period presented.

    SSI Merger

As a result of the SSI Merger: (i) the shares of SSI Common Stock and redeemable preferred stock outstanding as of October 31, 1997 were converted into shares of Common Stock; (ii) outstanding options and a warrant to purchase shares of SSI Common Stock were converted into options to purchase Common Stock; and (iii) SSI's authorized capital stock became 1,000 shares of SSI Common Stock, par value $1.00 per share, all of which have been issued and are outstanding and owned by Invatec. All share and per share information for the periods shown, except authorized shares, have been restated to reflect the merger as of the beginning of the earliest period presented.

    Invatec Common Stock

Invatec sold 3,852,500 shares of Common Stock in the IPO. The initial price to the public in the IPO was $13.00, and Invatec's proceeds from the IPO, net of an underwriting discount of $3.5 million and IPO expenses of $2.6 million, including approximately $1.5 million of expenses which were initially funded through advances obtained from Philip Services Corp. (collectively, with its subsidiaries), totaled $44.0 million.

At December 31, 1999, the Company had reserved 600,769 shares of Common Stock for issuance on conversion of its outstanding convertible subordinated notes described in Note 8, 1,650,000 shares of Common Stock for issuance on the exercise of stock options under Invatec's 1997 Incentive Plan, of which options to purchase a total of 1,145,670 shares then were exercisable at exercise prices ranging from $1.00 per share to $17.00 per share and 482,262 for warrants issued to the Company's syndicate of lenders. The Company has not reserved a specific number of shares of Common Stock for issuance in payment of any Makeup Amount that may be due to certain former shareholders of the three 1998 Additional Acquired Businesses discussed in Note 3 because the Company has the option of paying the obligation in cash.

Invatec's certificate of incorporation authorizes the issuance of up to 30.0 million shares of Common Stock, of which 10,220,117 shares were issued and outstanding as of December 31, 1999, and 5.0 million shares of preferred stock, none of which has been issued.

    Stock Options

In 1996, the Company began a management stock option program that was discontinued in 1997. Under this program, the Company granted both shares of Common Stock and options to purchase shares of Common Stock to certain members of management. The options vested monthly and were exercisable at any time following the six-month period ending June 30 or December 31 in which the options were earned. The Company had reserved 200,000 shares of Common Stock for issuance in this program. During 1996, the Company granted 4,513 shares of Common Stock and options to purchase 71,899 shares of Common Stock. The options had an exercise price of $10.00 per share and are exercisable through July 1, 2001. In 1996, the Company recorded non-cash compensation expense of $26,548 for the 4,513 shares issued with a fair market value of $5.88 per share. No compensation expense was recorded for the options granted in 1996 because their exercise price exceeded the fair market value of the underlying shares ($5.88 per share). Prior to 1996, the Company had, from time to time, granted options to key employees at or above the market value of the Common Stock. The options granted had exercise prices ranging from $5.00 to $20.00 per share. All but 50,000 options expired in 1996. The remaining options were exercised in June 1997.

    1997 Incentive Plan

The Company has adopted an incentive plan (the "Incentive Plan") that provides for the granting or awarding of stock options and other performance-based awards to key employees, nonemployee directors and independent contractors of the Company and its subsidiaries. The Incentive Plan aims to attract and retain the services of key employees and qualified independent directors and contractors by making stock option and other performance-based awards tied to the growth and performance of the Company. At December 31, 1999, Invatec had reserved 1,500,000 shares of Common Stock for use under the Incentive Plan. Beginning in the second quarter of 1998, the number of shares available for that use became the greater of 1,500,000 or 15% of the number of shares of Common Stock outstanding on the last day of the preceding quarter.

The following table summarizes the stock options outstanding at December 31, 1999 and changes during the three years then ended:

                                                                                                        WEIGHTED-
                                                                           SHARES UNDER                  AVERAGE
                                                                              OPTION                  EXERCISE PRICE
                                                                      ------------------------    -----------------------
Balance at December 31, 1996................................                    121,899                      7.94
     Warrants converted to options..........................                     15,000                     10.00
     Granted................................................                  1,310,389                      9.97
     Exercised..............................................                    (50,000)                     5.00
     Cancelled..............................................                     (1,540)                    10.00
                                                                            -----------
Balance at December 31, 1997................................                  1,395,748                      9.97
     Granted................................................                    586,236                      3.40
     Exercised..............................................                    (23,500)                     8.87
     Cancelled..............................................                   (502,500)                    11.51
                                                                            -----------
Balance at December 31, 1998................................                  1,455,984                      6.81
     Granted................................................                       --                          --
     Exercised..............................................                       --                          --
     Cancelled..............................................                    (24,500)                    11.16
                                                                            -----------
Balance at December 31, 1999................................                  1,431,484                      6.74
                                                                            ===========
Available for grant at December 31, 1999....................                    195,016
                                                                            ===========

The options outstanding at December 31, 1999 have exercise prices from $1.00 to $17.00 per share and a weighted average remaining contractual life of 5.02 years.

At December 31, 1997, 1998, and 1999, the number of options exercisable was 533,873, 558,198, and 1,145,670, respectively, and the weighted average exercise price of those options was $9.97, $7.96, and $6.70, respectively. Subsequent to December 31, 1999, options with $1 exercise price were redeemed for the value of the options and the remaining options were cancelled.

The Company accounts for options by applying APB Opinion No. 25, under which no compensation expense (other than described in Footnote 2) has been recognized. No options were granted in 1999.

If the Company had recorded 1997, 1998 and 1999 compensation cost for option grants consistent with SFAS No. 123, net loss and loss per share would have been resulted by the following pro forma amounts:


                                                                              YEAR ENDED
                                                                              DECEMBER 31
                                                      ------------------------------------------------------------
                                                              1997                1998               1999
                                                              ----                ----               ----
Net Loss:
     As Reported....................................  $      (7,499,964)    $      (1,414,973)  $     (57,138,451)
     Pro forma......................................  $      (8,350,661)    $      (3,001,219)  $     (65,045,306)
Loss Per Share:
     Basic
       As Reported..................................  $           (2.25)    $           (0.16)  $           (5.90)
       Pro forma....................................  $           (2.50)    $           (0.33)  $           (6.71)


The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1997 and 1998 respectively: dividend yield of 0% and 0%; expected volatility of 48.43% and 50.27%; risk-free interest rate of 6.09% and 4.94%; and expected lives of 6.92 years and 7.0 years.

    Warrants

During 1997, Philip exercised warrants to purchase 680,768 shares of SSI Common Stock at an exercise price of $6.32 per share. Consideration for the exercise consisted of approximately $3.3 million of Philip promissory notes and approximately $1.2 million in cash. The Company used the Philip notes as part of the consideration it paid for Harley. See footnote 6 for information regarding warrants issued to the Company's syndicate of lenders.

11. EARNINGS PER SHARE:

The computation of earnings (loss) per share of Common Stock is presented in accordance with SFAS No. 128, "Earnings Per Share," based on the following shares of Common Stock outstanding:

                                                                                  1997           1998           1999
                                                                              ------------   ------------   ------------
Issued and outstanding at January 1 .......................................      1,481,919      7,890,198      9,664,562
Issued to acquire businesses (weighted) ...................................         25,016      1,116,316             --
Issued in connection with the Company's IPO (weighted) ....................        726,445             --             --
Issued in redemption of SSI Preferred Stock (weighted) ....................        228,192             --             --
Issued in connection with SSI and Invatec merger (weighted) ...............        170,105             --             --
Issued in partial payment of the Makeup Amount (weighted) .................             --             --         27,397
Issued for stock options exercised and warrants exercised (weighted) ......        766,303         18,401             --
                                                                              ------------   ------------   ------------

Weighted average shares outstanding - Basic and Diluted ...................      3,397,980      9,024,915      9,691,959
                                                                              ============   ============   ============


Common share equivalents including options to purchase 10,301 shares of Common Stock and $12.5 million of subordinated debt convertible into Common Stock at prices ranging from $16.90 to $22.20 per share, outstanding at December 31, 1997, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

Common share equivalents including options to purchase 258,583 shares of Common Stock, approximately 2.5 million shares of Common Stock assumed to be issued for guaranteed stock prices, and $11.7 million of subordinated debt convertible into Common Stock at prices ranging between $16.90 and $22.20 per share, outstanding at December 31, 1998, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

Common share equivalents including options to purchase 201,589 shares of Common Stock, warrants to purchase 482,262 shares of Common Stock, approximately 3.5 million shares of Common Stock assumed to be issued for guaranteed stock prices, and $11.7 million of subordinated debt convertible into Common Stock at prices ranging between $16.90 and $22.20 per share, outstanding at December 31, 1999, were not included in the computation of diluted EPS as their effect on EPS was antidilutive.

12. REDEEMABLE PREFERRED STOCK:

In 1995, SSI issued and sold 20,000 shares of its redeemable preferred stock to Philip for $2.0 million ($100 per share). In the SSI Merger in 1997, these shares, together with accrued dividends thereon, were converted into 154,958 shares of Common Stock.

13. COMMITMENTS AND CONTINGENCIES:

    Operating Leases

The Company leases warehouse space, office facilities and vehicles under noncancelable leases. Rental expense for 1997, 1998 and 1999 was approximately $822,400, $2,765,553, and $3,105,000 respectively. The following represents future minimum rental payments under noncancelable operating leases:

Year ending December 31 --
    2000..............................................    $   3,007,486
    2001..............................................        2,382,838
    2002..............................................        1,406,691
    2003..............................................          523,289
    2004..............................................          399,462
    Thereafter........................................        1,317,372
                                                          -------------
                                                          $   9,037,138
                                                          =============

    Litigation

In the ordinary course of its business, the Company has become involved in various legal actions. Management, after consultation with legal counsel, does not believe that the outcome of these legal actions will have a material effect on the Company's financial position or results of operations.

14. CERTAIN TRANSACTIONS:

The Company had a management agreement with CATS, an entity then related by common ownership. Management fee expense for 1997 was approximately $353,000. This agreement terminated in 1997.

15. EMPLOYEE BENEFIT PLANS:

The Company maintains certain 401(k) plans which allow eligible employees to defer a portion of their income through contributions to the plans. The Company contributed approximately $59,000, $596,000 and $793,000 to its plans during the years ended December 31, 1997, 1998, and 1999 respectively.

16. RELATIONSHIP WITH PHILIP:

In 1996, Philip agreed to make certain advances to SSI to enable SSI, or its successors, to pursue a possible initial public offering. As a result of Philip's financial support of SSI's acquisition of Harley, Philip became a related party of the Company for financial statement presentation purposes effective January 31, 1997. In June 1997, Invatec entered into a funding arrangement with Philip pursuant to which Philip advanced funds to Invatec to pay costs related to the IPO and Invatec assumed SSI's obligation to repay the Philip advances and the related deferred offering costs funded with these advances.

In connection with the IPO, Invatec issued 1,036,013 shares of Common Stock to Philip as payment of $8.6 million of indebtedness owed to Philip. Immediately after the IPO, Invatec repaid the remaining $3.0 million of indebtedness owed to Philip in cash.

17. SERVICE AND DISTRIBUTION AGREEMENTS:

The Company purchases, sells and services various products under service and distribution agreements with its major suppliers. In general, these agreements are cancelable by the suppliers upon 30 to 60 days notice. Management does not anticipate cancellation of these agreements.

18. SUBSEQUENT EVENTS (UNAUDITED):

On November 18, 1999, the Company entered into an Agreement and Plan of Merger with Flowserve. On November 22, 1999, Flowserve commenced the Tender Offer to purchase all shares of Common Stock at a price of $1.62 per share. The Tender Offer was successfully completed on January 6, 2000 and the Merger was effective as of January 13, 2000.

In connection with the proposed merger, Company management negotiated discounted amounts (which are not reflected in the accompanying consolidated financial statements) with certain holders of convertible subordinated debt, its syndicate of lenders, holders of preferred stock of one of the Acquired Businesses, and former owners in regard to Makeup Amount obligations. The total amount discounted was approximately $10.8 million as follows: $3.8 million reduction in convertible subordinated debt, $4.3 million in waived bank fees, $2.2 million reduction in the Makeup Amount obligation, and $0.5 million in other obligations. The obligations were discounted contingent upon the discounted payments being made by January 31, 2000. The discounted obligations were paid prior to January 31, 2000. Post-merger costs such as employment agreements, severance and other employee- or restructuring-related costs are not reflected in the accompanying consolidated financial statements. Also, in connection with the Tender Offer, all options with $1 exercise price were redeemed for the value of the options and the remaining options were cancelled.

Subsequent to December 31, 1999, the Company and two of its principal officers were named as defendants in a lawsuit alleging misrepresentations. Management believes that this lawsuit is without merit and, accordingly, no provision has been made in the accompanying financial statements for this matter. The outcome of this lawsuit is not determinable at this time.

ITEM 7(b) PRO FORMA FINANCIAL INFORMATION

    The following pages set forth unaudited pro forma condensed financial information for Flowserve Corporation, (the "Company") in connection with the Company's acquisition of Innovative Valve Technologies, Inc., ("Invatec"). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 gives effect to the acquisition of Invatec as if it had occurred on January 1, 1999. The unaudited pro forma condensed combined balance sheet as of December 31, 1999 has been prepared as if the acquisition of Invatec had occurred on December 31, 1999.

    The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase price of the company acquired has been allocated primarily on information furnished by management of the acquired company. The final allocation of the purchase price of the company acquired will be determined in a reasonable time after consummation and will be based on a complete evaluation of the assets acquired and liabilities assumed, including the amounts allocable to identifiable intangible assets and goodwill. Accordingly, the information presented herein may differ from the final purchase price allocation.

    In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

    The unaudited pro forma condensed combined financial information does not purport to present actual results of operations or financial position of the Company had the transactions and events assumed therein in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. The unaudited pro forma condensed combined financial information should also be read in conjunction with the historical consolidated financial statements, including the notes thereto, of the Company and Invatec.

                              Flowserve Corporation
              Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended December 31, 1999
                    (In Thousands, Except Per Share Amounts)

                                                                       Historical                       (Unaudited)
                                                               ----------------------------    -------------------------------
                                                                                Innovative                         Pro Forma
                                                                Flowserve         Valve         Pro Forma           Combined
                                                               Corporation     Technologies    Adjustments          Company
                                                               ------------    ------------    ------------       ------------
Net Sales                                                      $  1,061,272    $    160,991    $         --       $  1,222,263
Cost of Sales                                                       697,928         115,956              --            813,884
                                                               ------------    ------------    ------------       ------------
Gross Profit                                                        363,344          45,035              --            408,379
    Selling and administrative expense                              275,884          40,368          (1,554)(a)        314,642
                                                                                                        (56)(b)
    Research, engineering and development expense                    25,645              --              --             25,645
    Merger transaction and restructuring expense                     15,860              --              --             15,860
    Merger integration expense                                       14,207              --              --             14,207
                                                               ------------    ------------    ------------       ------------
Operating Income                                                     31,748           4,667           1,610             38,025
    Interest expense                                                 15,504          12,724          (6,928)(c)         21,300
    Loss on assets held for sale                                         --           3,810              --              3,810
    Impairment of goodwill                                               --          39,073         (39,073)(d)             --
    Other (income) expense, net                                      (2,001)           (174)             --             (2,175)
                                                               ------------    ------------    ------------       ------------
Earnings (loss) before income taxes                                  18,245         (50,766)         47,611             15,090

Provision (Benefit) for Income Taxes                                  6,068           6,372          (7,234)(e)          5,206
                                                               ------------    ------------    ------------       ------------
Net Income (Loss)                                              $     12,177    $    (57,138)   $     54,845       $      9,884
                                                               ============    ============    ============       ============

Earnings (Loss) Per Share (Basic and Diluted)                  $       0.32    $      (5.90)   $         --       $       0.26

Weighted Average Shares Outstanding (Basic and Diluted)              37,856           9,692              --             37,856

                              Flowserve Corporation
                   Pro Forma Condensed Combined Balance Sheet
                             As of December 31, 1999
                                 (In Thousands)


                                                                       Historical                       (Unaudited)
                                                               ----------------------------    -------------------------------
                                                                                Innovative                         Pro Forma
                                                                Flowserve         Valve         Pro Forma           Combined
                                                               Corporation     Technologies    Adjustments          Company
                                                               ------------    ------------    ------------       ------------
ASSETS
Current Assets:
    Cash and cash equivalents                                  $     30,463    $        951    $    (16,556)(a)   $     12,724
                                                                                                     (1,748)(b)
                                                                                                       (386)(c)
    Accounts receivable, net                                        213,625          28,921              --            242,546
    Inventories                                                     168,356          26,092              --            194,448
    Prepaids and other current assets                                41,344           4,703            (197)(d)         45,785
                                                                                                        (65)(e)
                                                               ------------    ------------    ------------       ------------
        Total current assets                                        453,788          60,667         (18,952)           495,503
Property, plant and equipment, net                                  209,976          18,212              --            228,188
Intangible assets, net                                               96,435          52,924          (4,279)(f)        145,080
Other assets                                                         77,952             455           1,968 (g)         80,375
                                                               ------------    ------------    ------------       ------------
        Total Assets                                           $    838,151    $    132,258    $    (21,263)      $    949,146
                                                               ============    ============    ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Current portion of long-term debt                          $      3,125    $     88,607    $    (88,607)(h)   $      3,125
    Accounts and notes payable                                       72,837           9,604              --             82,441
    Income taxes                                                      7,878              --              --              7,878
    Accrued expenses and other liabilities                          111,820          11,434           5,705 (i)        122,889
                                                                                                     (1,628)(j)
                                                                                                     (4,442)(k)
    Makeup amount obligation                                             --           5,616          (5,616)(l)             --
                                                               ------------    ------------    ------------       ------------
        Total current liabilities                                   195,660         115,261         (94,588)           216,333
Long-term debt due after one year                                   198,010              --          86,435 (m)        287,891
                                                                                                      3,446 (n)
Post-retirement benefits and deferred items                         136,207              --              --            136,207
Other noncurrent liabilities                                             --             441              --                441
Shareholders' Equity:
    Serial preferred stock                                               --              --              --                 --
    Common stock                                                     51,856              10             (10)(o)         51,856
    Capital in excess of par value                                   67,963          85,450         (85,450)(p)         67,963
    Retained earnings                                               344,254         (68,904)         68,904 (q)        344,254
    Treasury stock, at cost                                         (93,448)             --              --            (93,448)
    Accumulated other comprehensive income                          (62,351)             --              --            (62,351)
                                                               ------------    ------------    ------------       ------------
        Total shareholders' equity                                  308,274          16,556         (16,556)           308,274
                                                               ------------    ------------    ------------       ------------
        Total Liabilities and Shareholders' Equity             $    838,151    $    132,258    $    (21,263)      $    949,146
                                                               ============    ============    ============       ============

                              Flowserve Corporation
           Notes to Pro Forma Condensed Combined Financial Statements
                                 (In Thousands)
                                   (Unaudited)


The acquisition of Invatec has been accounted for using the purchase method of accounting. The components of the purchase price and the preliminary allocation of the purchase price to the assets acquired and liabilities assumed are summarized below:

Components of purchase price:
    Cash paid for shares tendered                                                                      $     16,556
    Cash paid for direct acquisition costs, including financial advisory, accounting and legal costs          1,748
                                                                                                       ------------
        Total purchase price                                                                           $     18,304

Invatec net book value of assets acquired                                                                    16,556
                                                                                                       ------------
Excess of cost over net book value of assets acquired                                                         1,748

Adjustments to record assets and liabilities at fair market values:
    Severance, facility closing costs and other exit costs                                                    5,705
    Tax at pro forma effective tax rate of 34.5%                                                             (1,968)
                                                                                                       ------------
    Severance, facility closing costs and other exit costs, net of tax                                        3,737
    Payment of Invatec's outstanding letters of credit                                                          386
    Negotiated forgiveness of various Invatec obligations                                                   (10,412)
    Write off of Invatec deferred issue costs                                                                    65
    Forgiveness of Invatec note receivable                                                                      197
                                                                                                       ------------
        Total adjustments                                                                                    (6,027)
                                                                                                       ------------
Net Goodwill Adjustment                                                                                $     (4,279)
                                                                                                       ============

Pro Forma Adjustments - Condensed Combined Statement of Operations

Selling and administrative expense:

(a) Represents reduction in Invatec selling and administrative costs for non-recurring items
    associated with pre-acquisition, bank fees and other credit facility related expenses.             $     (1,554)
(b) Represents incremental decrease in annual goodwill amortization based on decrease of $4,279 in estimated goodwill originating from the acquisition and the reduction of the amortization
    period from 40 to 20 years.                                                                                 (56)

Interest expense:


(c) Represents net reduction in consolidated interest expense related to debt financing.                     (6,928)

Impairment of goodwill:


(d) Represents reversal of goodwill impairment charge.                                                      (39,073)

Provision (benefit) for income taxes:

(e) Represents income tax adjust required to arrive at a combined company pro forma effective tax
    rate of 34.5%                                                                                            (7,234)

Pro Forma Adjustments - Condensed Combined Balance Sheet

Cash and cash equivalents:

(a) Payment to Invatec shareholders for purchase of outstanding common stock                           $    (16,556)
(b) Payment for direct acquisition costs, including financial advisory, accounting and legal costs           (1,748)
(c) Payment of Invatec's outstanding letters of credit                                                         (386)

Prepaids and other current assets:

(d) Forgiveness of Invatec note receivable                                                                     (197)
(e) Write-off of Invatec deferred debt issue costs                                                              (65)

Intangible assets, net:

(f) Net adjustment to goodwill                                                                               (4,279)

Other assets:

(g) Recognition of deferred tax on severance, facility closing costs and other exit costs at
    estimated assumed pro forma tax rate of 34.5%                                                             1,968

Current portion of long-term debt:

(h) Represents payment of Invatec debt obligations and negotiated forgiveness of debt                       (88,607)

Accrued expenses and other liabilities:

(i) To reflect accrual of severance, facility closing costs and other exit costs                              5,705
(j) Represents payment of Invatec accrued interest and Steam preferred stock liability                       (1,628)
(k) Represents forgiveness of accrued Invatec bank fees and a portion of Steam preferred
    stock liability                                                                                          (4,442)

Makeup amount obligation:

(l) Represents elimination of Makeup Obligation associated with former owners of certain
    Invatec companies which was discounted in contemplation of the acquisition                               (5,616)

Long-term debt due after one year:

(m) Represents additional borrowings under the Company's credit facility for payment of Invatec
    debt obligations, less forgiveness of debt                                                               86,435

(n) Represents additional borrowings under the Company's credit facility for payment of Makeup
    Obligation, less negotiated discount                                                                      3,446

Shareholders' equity:

(o) Elimination of Invatec common stock                                                                         (10)
(p) Elimination of Invatec capital in excess of par value                                                   (85,450)
(q) Elimination of Invatec accumulated deficit                                                               68,904

                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   FLOWSERVE CORPORATION
                                   (Registrant)


                                   /s/ Renee J. Hornbaker
                                   -------------------------------------------
                                   Renee J. Hornbaker
                                   Vice President and Chief Financial Officer



Date: March 21, 2000
--------------------------

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION
-------               ------------
27                    Financial Data Schedule